FOR FURTHER INFORMATION AT THE COMPANY:
Karen J. Dearing
Chief Financial Officer
(248) 208-2500

FOR IMMEDIATE RELEASE

Sun Communities, Inc. Announces CMBS Financing

Southfield, MI, March 2, 2011 - Sun Communities, Inc. (NYSE: SUI) (the “Company”), a real estate investment trust (“REIT”) that owns and operates manufactured housing and recreational vehicle communities, today announced the completion of a $115.0 million collateralized mortgage backed security financing (the "CMBS") with JPMorgan Chase Bank, National Association. The CMBS, which is for a term of ten years, is secured by eleven properties, carries a fixed interest rate of 5.837 percent and principal payments based on a 30 year amortization period. $104.8 million of the proceeds were used to repay interest and principal on existing debt. The remaining proceeds were used to pay closing costs and expenses, fund escrows and approximately $8.3 million will be used to pay down the Company's revolving line of credit.

"We are pleased to have successfully completed our plan to refinance this debt several months in advance of its maturity, while paying no pre-payment penalty, and to be a significant piece of a current CMBS transaction", said Gary A. Shiffman, Chairman and CEO. "The conclusion of this transaction allows us to further focus our attention on our remaining strategic initiatives for 2011", Shiffman added.

Sun Communities, Inc. is a REIT that currently owns and operates a portfolio of 136 communities comprising approximately 47,600 developed sites.

Forward Looking Statements

This press release contains various “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the Company intends that such forward-looking statements will be subject to the safe harbors created thereby. Forward-looking statements can be identified by words such as “will,” “may,” “could,” “expect,” “anticipate,” “believes,” “intends,” “should,” “plans,” “estimates,” “approximate”, “guidance” and similar expressions in this press release that predict or indicate future events and trends and that do not report historical matters.

These forward-looking statements reflect the Company’s current views with respect to future events and financial performance, but involve known and unknown risks, uncertainties, and other factors, some of which are beyond our control. These risks, uncertainties, and other factors may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include national, regional and local economic climates, the ability to maintain rental rates and occupancy levels, competitive market forces, changes in market rates of interest, the ability of manufactured home buyers to obtain financing, the level of repossessions by manufactured home lenders and those risks and uncertainties referenced under the headings entitled “Risk Factors” contained in our 2010 10-K, and the Company’s other periodic filings with the Securities and Exchange Commission.

The forward-looking statements contained in this press release speak only as of the date hereof and the Company expressly disclaims any obligation to provide public updates, revisions or amendments to any forward- looking statements made herein to reflect changes in the Company’s assumptions, expectations of future events, or trends.
For more information about Sun Communities, Inc. visit our website at
www.suncommunities.com